UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                            -------------------------

                                   FORM 10/A

                              (Amendment Number 1)

                   GENERAL FORM FOR REGISTRATION OF SECURITIES
                      PURSUANT TO SECTION 12(b) OR 12(g) OF
                       THE SECURITIES EXCHANGE ACT OF 1934


                       Universal Capital Management, Inc.
--------------------------------------------------------------------------------
             (Exact Name of Registrant as Specified in Its Charter)


            Delaware                                20-1568059
----------------------------------    ----------------------------------------
 (State or Other Jurisdiction of                  (I.R.S. Employer
 Incorporation or Organization)                 Identification No.)



                2601 Annand Drive, Suite 16, Wilmington, DE 19808
--------------------------------------------------------------------------------
                     (Address of Principal Executive Office)



       Registrant's telephone number, including area code:       (302) 998-8824
                                                                ----------------

         Securities to be registered pursuant to Section 12(b) of the Act:

         Title of Each Class                   Name of Each Exchange on Which
         to be so registered                   Each Class is to be Registered
         -------------------                   ------------------------------


          --------------------------- -------------------------------


          --------------------------- -------------------------------

Securities to be registered pursuant to Section 12(g) of the Act:


                     Common Stock Par Value $0.001 per share
--------------------------------------------------------------------------------
                                (Title of Class)


--------------------------------------------------------------------------------
                                (Title of Class)



                                      INDEX


                                                                                                                Page

Item 1.           Business........................................................................................2
Item 2.           Financial Information..........................................................................16
Item 3.           Properties.....................................................................................20
Item 4.           Security Ownership of Certain Beneficial Owners and Management.................................20
Item 5.           Directors and Officers.........................................................................21
Item 6.           Executive Compensation.........................................................................23
Item 7.           Certain Relationships and Related Transactions.................................................23
Item 8.           Legal Proceedings..............................................................................24
Item 9.           Market Price of and Dividends on the Registrant's Common Equity and
                  Related Stockholder Matters ...................................................................24
Item 10.          Recent Sales of Unregistered Securities........................................................25
Item 11.          Description of Registrant's Securities to be Registered........................................25
Item 12.          Indemnification of Directors and Officers......................................................26
Item 13.          Financial Statements and Supplementary Data....................................................28
Item 14.          Changes in and Disagreements With Accountants on Accounting and Financial Disclosure...........46
Item 15.          Financial Statements and Exhibits..............................................................46


Item 1.           Business.

                  Introduction

                  Universal Capital Management, Inc. (the "Company") is a closed-end, non-diversified management investment company that expects to elect to be treated as a business development company under the Investment Company Act of 1940 (the "1940 Act"). The Company was formed on August 16, 2004. As a business development company, the Company is primarily engaged in the business of furnishing capital and making available managerial assistance to companies that do not have ready access to capital through conventional financial channels. The Company refers to the companies in which it invests as "portfolio companies."

                  The Company's investment objective is to generate capital appreciation, primarily through investments in equity securities.

                  A Delaware corporation, the Company occupies offices in Wilmington, Delaware (see Item 2, Properties). The Company's Internet website is located at: www.unicapman.com.

                  Investments

                  General

                  The Company has made five investments thus far and intends to make additional investments in companies that require capital for technology development or growth and which will probably require managerial assistance. The Company's primary focus will be on making non-control investments in small, privately-held companies or private companies with what management believes are valuable products, processes or franchises. Generally, the Company intends to limit total cash investments in any individual portfolio company to the lesser of $500,000 or an amount equal to 10% of Company net assets at the time of investment. Because of the Company's small size due to its recent formation, early investments may not always satisfy this criterion. For example, the acquisition of shares of GelStat, Inc. did not do so. See "Risk Factors - Company Risks - Concentration of Investments." To date, the Company's initial investment in each portfolio company has been significantly less than $500,000. By limiting the size of total investment in any one portfolio company, the Company hopes to reduce and diversify risk. In exchange for the Company's investment in a portfolio company, the Company will receive securities issued by such portfolio company. The Company expects that substantially all portfolio company securities to be acquired will be common stock.

                  As a venture capital company, the Company makes it possible for its investors to participate at an early stage in emerging fields. To the investor, the Company offers:

     o a team of professionals including three full-time members of management who vote on all purchases and sales of portfolio company securities and prospective investments and who collectively have expertise in venture capital investing to evaluate and monitor investments; that is, officers and employees, rather than an investment adviser, manage operations under the general supervision of the board of directors; and

     o the opportunity to benefit from experience in a new fields which management expects to permeate a variety of industries.

                  Applicable law requires that once the Company elects to be a business development company, it may invest 70% of its assets only in privately-held U.S. companies, thinly-traded U.S. public companies, certain high-quality debt, and cash. The Company will be able to invest excess cash in U.S. government securities and high-quality debt maturing in one year or less. The Company will be able to invest up to 30% of its assets in opportunistic situations which are not subject to the limitations referred to above, in an effort to enhance returns to stockholders. These investments may include, but are not limited to, notes and bonds, distressed debt, bridge loans, private equity or securities of public companies.

                  The Company expects to invest in development stage or start-up businesses. Substantially all of the Company's investments are in thinly capitalized, unproven, small companies focused on risky technologies. These businesses also tend to lack management depth, to have limited or no history of operations, and not to have attained profitability, and in some cases, not to have any revenue. Because of the speculative nature of these investments, these securities have a significantly greater risk of loss than traditional investment securities. Some of such venture capital investments are likely to be complete losses or unprofitable, and some will never realize their potential.

                  In connection with the Company's venture capital investments, it will participate in providing a variety of services to portfolio companies, including the following:

     o    recruiting management;

     o    formulating operating strategies;

     o    formulating intellectual property strategies;

     o    assisting in financial planning;

     o    providing management in the initial start-up stages; and

     o    establishing corporate goals.

                  The Company may assist in raising additional capital for these companies from other potential investors and may subordinate the Company's own investment to that of other investors. The Company may also find it necessary or appropriate to provide additional capital of its own. The Company may introduce its portfolio companies to potential joint venture partners, suppliers and customers. In addition, the Company may assist in establishing relationships between its portfolio companies and investment bankers and other professionals. The Company may also assist its portfolio companies with mergers and acquisitions. The Company expects to derive income from time to time from its portfolio companies for the performance of such services. Such income may be paid in cash or securities.

                  Portfolio Securities

                  The Company's investments at January 31, 2005 were as follows:





        Name                               Approximate                    Percentage of
         of                Interest       Percentage of                   all Portfolio       Valuation
     Company(a)            Owned(b)        Class Owned    Fair Value     Company Values     Methodology(c)
---------------------    -------------- ----------------- -----------    ---------------- ----------------

GelStat Corporation             150,000       1.7%         $  600,000        51.7%             C

PSI-TEC    Holdings, Inc.       587,500       2.9%            458,250        39.5%             C


Fundraising  Direct, Inc.         5,000       1.1%              8,333         0.7%             A


Neptune  Industries, Inc.       285,714       0.3%             68,571         5.9%             C


Theater Xtreme, Inc.            575,000       4.9%             25,000         2.2%             A
                                                           ----------       -----

TOTAL                                                      $1,160,154       100.0%
                                                           ==========       =====


---------------------

(a) A brief description of each portfolio company appears on the following pages.
(b)  All interests are shares of common stock except where noted.
(c) The Company's valuation policy and the description of the various valuation methodologies appear following the descriptions of the portfolio companies beginning at page 7; the letter designation of valuation methodology in the table corresponds to the designation on such methodology description.

GelStat Corporation

                  GelStat Corporation is a healthcare company engaged in research, development and marketing of over-the-counter, non-prescription consumer healthcare products, targeted at the migraine and sleep therapy market segments. A Minnesota corporation founded in May, 2002, GelStat Corporation became a publicly traded company through a merger with Developed Technology Resource, Inc. on April 30, 2003. Shares of GelStat Corporation common stock trade under the symbol "GSAC."

                  GelStat Corporation believes it can improve efficacy, safety, and/or convenience. While the company engages in scientific, academic and clinical research, it is primarily a marketing driven company, dedicated to innovation and committed to building a portfolio of products with significant commercial potential.

                  The company's principal efforts center on developing products for migraine therapy and to improve sleep, both multi-billion dollar global markets. The company believes its first product, GelStat(TM) Migraine, will become an important addition to the treatment arsenal of 25 to 50 million Americans with migraine type headaches. GelStat(TM) Sleep, the second product in the company's development pipeline, is expected to benefit the approximately 70 million "problem sleepers" in the U.S. These products demonstrate GelStat's commitment and ability to get to market quickly and economically with products that address major unmet needs.

Additional information is available from:

GelStat Corporation
Southpoint Office Center
1650 West 82nd Street, Suite 1200
Minneapolis, Minnesota 55431
Phone: 952-881-4105
Fax: 952-881-4106
www.gelstat.com
----------------

PSI-TEC Holdings, Inc.

                  Established as a company in 1991 and incorporated in 1994, PSI-TEC Holdings, Inc. ("PSI-TEC") is focused on the design and synthesis of next-generation fiber-optic materials. With humble beginnings, PSI-TEC was started in the garage and basement of Dr. Frederick J. Goetz. In 1991, with a small amount of private funding, Dr. Goetz established a laboratory in Upland, PA. PSI-TEC was thereafter invited to move its operations to laboratory space provided by the U.S. Army on Aberdeen Proving Grounds in cooperation with a division of the Department of Defense for the advancement of ultra wide-bandwidth satellite telecommunications.

                  Today, PSI-TEC operates a fully functional organic synthesis and thin-films laboratory in Wilmington, DE. These facilities include all the state-of-the-art equipment necessary to produce next generation fiber-optic organic materials, including in-house NMR, IR, UV/VIS and HPLC analytical systems as well as the ability to fabricate Class 10 quality thin-films, profilometry evaluation and electro-optic (r33) materials characterization. Shares of PSI-TEC common stock are quoted under the symbol "PTHO."


Additional information is available from:

PSI-TEC Holdings, Inc.
41A Germany Drive
Wilmington, DE 19804-1100

Fundraising Direct, Inc.

                  Fundraising Direct, Inc. offers personal representation, exclusive product lines, outstanding prize incentives and specially trained staff to help schools, clubs, and other organizations raise money. This portfolio company is nationally recognized as an innovative leader in the fundraising industry, and is the first company in the country to offer a "ship to seller" program for schools, sports leagues and non-profit product organizations.

                  Over the past sixteen years, this portfolio company has successfully assisted more than 10,000 schools, sports leagues and organizations with their fundraising goals. Headquartered in Newark, Delaware, this portfolio company has grown to a national operation with highly trained fundraising representative assisting customers from coast to coast.

                  Fundraising Direct, Inc. is a party to a merger agreement pursuant to which, at the effective time of the merger, each share of Fundraising Direct, Inc. will be exchanged for one hundred (100) shares of the common stock of ImprintPlus, Inc. d/b/a IPI Fundraising.

Additional information is available from:

Fundraising Direct, Inc.
4 Mill Park Court
Newark, DE 19713
Phone: 800-238-7916
Fax: 302-366-8995

Neptune Industries, Inc.

                  Neptune Industries, Inc. is a Florida corporation established in May, 1968 to engage in commercial fish farming and related production and distribution activities in the seafood and aquaculture industries.

                  The company's mission is to become a leading producer and supplier of fresh, farm raised seafood products through the establishment of a vertically integrated seafood production and distribution enterprise, encompassing multi-site fish farms, processing facilities, feed manufacturing, fingerling production and value-added product lines. Shares of Neptune Industries, Inc. common stock are quoted under the symbol "NPNI."

Additional information is available from:

Neptune Industries, Inc.
2234 N. Federal Hwy., #372
Boca Raton, FL 33431
Phone: 561-482-6408
Fax: 561-482-7821
www.neptuneindustries.net
-------------------------

Theater Xtreme, Inc.

                  Theater Xtreme, Inc. is a privately held Delaware corporation engaged in the design, sale, and installation of home theaters. This portfolio company has been operating since 2003 and has begun to franchise its concept in addition to operating two company stores.

Additional information is available from:

Theater Xtreme, Inc.
250 Corporate Boulevard
Suites E & F
Newark, DE 19702
Phone: (302) 455-1334
Fax: (302) 455-1612
www.theaterxtreme.com

                  Valuation

                  The 1940 Act requires periodic valuation of each investment in the Company's portfolio to determine the Company's net asset value. Under the 1940 Act, unrestricted securities with readily available market quotations are to be valued at the current market value; all other assets must be valued at "fair value" as determined in good faith by or under the direction of the Board of Directors.

                  The Board of Directors is responsible for (1) determining overall valuation guidelines and (2) ensuring the valuation of investments within the prescribed guidelines.

                  Fair value is generally defined as the amount that an investment could be sold for in an orderly disposition over a reasonable time. Generally, to increase objectivity in valuing assets, external measures of value, such as public markets or third-party transactions, are used whenever possible. Valuation is not based on long-term work-out value, nor immediate liquidation value, nor incremental value for potential changes that may take place in the future. The values assigned to Company investments are based on available information and do not necessarily represent amounts that might ultimately be realized, as such amounts depend on future circumstances and cannot reasonably be determined until the individual investments are actually liquidated.

                  The Company's valuation policy and methodology with respect to its portfolio companies are as follows:

                  A. Cost: The cost method is based on the Company's original cost. This method is generally used in the early stages of a portfolio company's development until significant events occur subsequent to the date of the original investment that dictate a change to another valuation method. Some examples of these events are: (1) a major recapitalization; (2) a major refinancing; (3) a significant third-party transaction; (4) the development of a meaningful public market for such company's common stock; and (5) significant changes in such company's business.

                  B. Private Market: The private market method uses actual, executed, historical transactions in a company's securities by responsible third parties as a basis for valuation. The private market method may also use, where applicable, unconditional firm offers by responsible third parties as a basis for valuation.

                  C. Public Market: The public market method is used when there is an established public market for the class of the portfolio company's securities held by the Company. The Company discounts market value for securities that are subject to significant legal and contractual restrictions. Other securities, for which market quotations are readily available, are carried at market value as of the time of valuation. Market value for securities traded on securities exchanges or on the Nasdaq National Market is the last reported sales price on the day of valuation. For other securities traded in the over-the-counter market and listed securities for which no sale was reported on a day, market value is the last quoted bid price on such day.

                  D. Analytical Method: The analytical method is generally used to value an investment position when there is no established public, or private market in the company's securities or when the factual information available to the Company dictates that an investment should no longer be valued under either the cost or private market method. This valuation method is inherently imprecise and ultimately, the result of reconciling the judgments of our directors, based on the data available to them. The resulting valuation, although stated as a precise number, is necessarily within a range of values that vary depending upon the significance attributed to the various factors being considered. Some of the factors considered may include the financial condition and operating results of the portfolio company, the long-term potential of the business of the company, the values of similar securities issued by companies in similar businesses, the proportion of the portfolio company's securities owned by the Company and the nature of any rights to require the portfolio company to register restricted securities under applicable securities laws.

                  Competition

                  Competition in the investment and venture capital industries has become increasingly intense over the past several years, and many money managers, hedge funds, private equity funds, mutual funds, and other investment vehicles are actively competing for available investor capital and potentially profitable investments. To be successful in obtaining such capital, many competitors engage in expensive advertising and promotional campaigns which will be unavailable to the Company. Moreover, many competitors have been in business for long periods of time - in some cases for as long as many decades - and have established reputations, brand names, track records, back office and managerial support systems, and other advantages which the Company will be unable to duplicate in the near term, if ever. In addition, many such competitors, by virtue of their longevity or capital resources, have established lines of distribution to which the Company does not have access, and is not reasonably likely to be able to duplicate in the near term, if ever. The Company will compete with firms, including many larger securities and investment banking firms, which have substantially greater financial resources and research staffs than the Company does and therefore, the number of potentially profitable investments which the Company finds may be fewer and such investments, more difficult to identify than will be the case for some Company competitors. The disparity of resources could put the Company at a competitive disadvantage in investigating prospective investments and in executing trades.

                  Management Fees

                  The Company is internally managed and, although it does not pay fees to an advisor, it pays salaries to officers and employees. See Item 6. Executive Compensation. At such time, if ever, as the Company is externally managed, it shall comply with the requirements of Section 15 of the 1940 Act including the requirement for stockholder approval of advisory agreements.

                  Merger with BF Acquisition Group IV, Inc.

                  On March 31, 2005, the Company merged with BF Acquisition Group IV, Inc., a Florida corporation ("BF"). The Company was the surviving corporation of the merger.

                  At the Effective Time, each shareholder of BF was entitled to receive one-half share of voting common stock of the Company in exchange for each share of BF common stock held by such shareholder. BF had 925,000 shares of common stock issued and outstanding and, therefore, at the Effective Time, the Company was required to issue 462,500 shares of its common stock as merger consideration.

                  Mr. Colucci received 150,000 Company shares and Mr. Bovi received 200,000 Company shares at the Effective Time of the Merger in exchange for their shares of BF Acquisition Group IV, Inc.

                  The following unaudited pro forma financial statements for Universal Capital Management, Inc. have been prepared to illustrate the acquisition of BF in a transaction to be accounted for as a purchase with Universal Capital Management, Inc. becoming the surviving corporation. The unaudited pro forma financial information combines the historical financial information of Universal Capital Management, Inc. and BF as of and for the period from August 16, 2004 (date of inception) through October 31, 2004. The carrying value of the assets and liabilities of BF approximates the fair value of the assets and liabilities. The unaudited pro forma balance sheet as of October 31, 2004 assumes the merger was completed on that date. The unaudited pro forma statements of operations give effect to the Merger as if it had been completed on August 16, 2004 (date of inception).

                  These unaudited pro forma financial statements are for information purposes only. They do not purport to indicate the results that would have actually been obtained had the acquisition been completed on the assumed dates or for the periods presented, or which may be realized in the future. The accounting adjustments reflected in these unaudited pro forma consolidated financial statements included herein are preliminary and are subject to change. The accompanying notes are an integral part of these pro forma consolidated financial statements.



           UNAUDITED PRO FORMA STATEMENT OF OPERATIONS FOR THE PERIOD
          AUGUST 16, 2004 (DATE OF INCEPTION) THROUGH OCTOBER 31, 2004

                                                                                                          Universal
                                                    Historical        Historical BF                        Capital
                                                Universal Capital      Acquisition     Pro Forma      Management, Inc.
                                                 Management, Inc.     Group IV, Inc.  Adjustments         Pro Forma
                                                -------------------   ------------------------------  ------------------

INCOME
    Management services                              $ 10,000                     -                      $   10,000
                                                -------------------   ---------------                 ------------------

EXPENSES
    Bank charges                                           55                     -                              55
    Depreciation                                          350                     -                             350
    Dues and subscriptions                                250                     -                             250
    Licenses and permits                                   19                     -                              19
    Office expenses and supplies                        8,524                 8,557                          17,081
    Postage and delivery                                  236                     -                             236
    Professional fees                                  13,905                     -                          13,905
    Rent                                                5,020                     -                           5,020
    Telephone                                           1,157                     -                           1,157
    Travel and entertainment                            2,001                     -                           2,001
    Utilities                                             622                     -                             622
                                                -------------------   ---------------                 ------------------
                                                       32,139                 8,557                          40,696
                                                -------------------   ---------------                 ------------------
LOSS FROM OPERATIONS                                  (22,139)               (8,557)                        (30,696)
NET INCREASE IN UNREALIZED APPRECIATION ON
INVESTMENTS                                         1,204,196                     -                       1,204,196
INCOME TAXES - DEFERRED                              (470,000)                    -                        (470,000)
                                                -------------------   ---------------                 ------------------

NET INCREASE IN NET ASSETS RESULTING FROM
OPERATIONS                                           $712,057              $ (8,557)                     $  703,500
                                                -------------------   ---------------                 ------------------


                                       11


                              UNAUDITED PRO FORMA STATEMENT OF ASSETS AND LIABILITIES
                                              AS OF OCTOBER 31, 2004

                                                                                                          Universal
                                                    Historical        Historical BF                        Capital
                                                Universal Capital      Acquisition     Pro Forma      Management, Inc.
                                                 Management, Inc.     Group IV, Inc.  Adjustments         Pro Forma
                                                -------------------   ------------------------------  ------------------

ASSETS
    Investment in securities, at fair
       value (cost $310,000)                      $1,514,196                 3,250                          $1,517,446
    Cash and cash equivalents                         39,568                     -              -           $   39,568
    Accounts receivables - Affiliates                 47,829                     -        (47,829)        B $      ---
    Property and equipment - net                       9,451                     -                          $    9,451
    Due from Affiliates                                    -                20,675              -           $   20,675
    Goodwill                                               -                   ---        173,885           $  173,885
    Rent deposit                                       1,100                   ---            ---           $    1,100
                                             -------------------     ------------------------------    -----------------

TOTAL ASSETS                                       1,612,144                23,925        126,056            1,762,125
                                             -------------------     ------------------------------    -----------------

LIABILITIES
    Accounts payable and accrued expenses             10,487                13,931                          $   24,418
    Due to Affiliates                                                       49,454        (47,829)          $    1,625
    Loan from shareholders                                                     300                          $      300
    Deferred income taxes                            470,000                                                $  470,000
                                             -------------------     ------------------------------    -----------------

TOTAL LIABILITIES                                    480,487                63,685        (47,829)             496,343
                                             -------------------     ------------------------------    -----------------

NET ASSETS                                        $1,131,657               (39,760)       173,885            1,265,782
                                             ===================     ==============================    =================

ANALYSIS OF NET ASSETS
    Net capital paid in on shares of
       capital stock                              $  419,600                 5,116        129,009         A $  553,725
    Common stock                                  $                            825           (825)        A $
    Distributable earnings                           712,057               (45,701)        45,701         A $  712,057
                                             -------------------     ------------------------------    -----------------
    Net assets (equivalent to $0.29 per            1,131,657               (39,760)       173,885            1,265,782
       share based on shares of capital
       stock outstanding)

COMMON SHARES OUTSTANDING                          3,844,600               825,000                           4,307,100
                                             ===================     ===============                   =================
NET ASSET VALUE PER COMMON SHARE                  $     0.29                $(0.05)                         $     0.29
                                             ===================     ===============                   =================




A To record the purchase of BF Acquisition Group IV, Inc. Purchase price of $134,125 was calculated by valuing the 462,500 shares of Universal Capital Management, Inc. common stock issued for BF Acquisition Group IV, Inc. at the $0.29 per share, which was the valuation as of October 31, 2004. The purchase resulted in goodwill of $173,885. The carrying value of the assets and liabilities of BF Acquisition Group IV, Inc. approximates the fair value of the assets and liabilities.

B To eliminate the Due from BF Acquisition IV asset of $47,829 on Universal Capital Management, Inc.'s books against the Due to Universal Capital Management, Inc. liability of $47,829 on BF Acquisition Group IV, Inc.'s books upon Merger.

                  Risk Factors

                  The purchase of shares of capital stock of the Company involves many risks. A prospective investor should carefully consider the following factors before making a decision to purchase any such shares:

                  Market Risks

                  The Company's investment activities are inherently risky. The Company's investment activities involve a significant degree of risk. The performance of any investment is subject to numerous factors which are neither within the control of nor predictable by the Company. Such factors include a wide range of economic, political, competitive and other conditions which may affect investments in general or specific industries or companies.

                  Equity investments may lose all or part of their value, causing the Company to lose all or part of its investment in those companies. The equity interests in which the Company invests may not appreciate in value and may decline in value. Accordingly, the Company may not be able to realize gains from its investments and any gains that are realized on the disposition of any equity interests may not be sufficient to offset any losses experienced.

                  Competition in the investment and venture capital industries is intense and the Company may be unable to compete successfully. See "Competition."

                  There is no assurance of profits. There is no assurance that the Company will ever make a profit, or in fact that the Company will not lose all investors' investments through operating expenses or capital losses.

                  Company Risks

                  The success of the Company will depend in part on its size, and in part on management's ability to make successful investments. If the Company is unable to select profitable investments, the Company will not achieve its objectives. Moreover, if the size of the Company remains small, operating expenses will be higher as a percentage of invested capital than would otherwise be the case, which increases the risk of loss (and reduces the chance for gain) for investors.

                  Limited regulatory oversight may require potential investors to fend for themselves. The Company has elected to be treated as business development company under the 1940 Act which makes the Company exempt from some provisions of that statute. The Company is not registered as a broker-dealer or investment advisor because the nature of its proposed activities does not require it to do so; moreover it is not registered as a commodity pool operator under the Commodity Exchange Act, based on its intention not to trade commodities or financial futures. However, the Company is a reporting company under the Securities Exchange Act of 1934. As a result of this limited regulatory oversight, the Company is not subject to certain operating limitations, capital requirements, or reporting obligations that might otherwise apply and investors may be left to fend for themselves.

                  Concentration of investments. The Company will attempt to allocate its equity among the securities of several different companies. However, a significant amount of the Company's equity could be invested in the securities of only a few companies. This risk is particularly acute at the time the Company is first filing this registration statement which could cause significant concentration with respect to a particular issuer or industry. Any such concentration would also be worse during any time when the Company had a limited amount of available investment capital for the same reasons. The concentration of the Company's portfolio in any one issuer or industry would subject the Company to a greater degree of risk with respect to the failure of one or a few issuers or with respect to economic downturns in such industry than would be the case with a more diversified portfolio.

                  Unlikelihood of cash distributions. Although the Company has the corporate power to make cash distributions, such distributions are not among the Company's objectives. Consequently, management does not expect to make any cash distributions in the immediate future. Moreover, even if cash distributions were made, they would depend on the size of the Company, its performance, and the expenses incurred by the Company.

                  The Company has a limited operating history. The Company was organized in the summer of 2004 for the sole purposes described in this registration statement and has only a brief history of operations.

                  Because many of the Company's portfolio investments will be recorded at values as determined in good faith by the Board of Directors, the prices at which the Company is able to dispose of these holdings may differ from their respective recorded values. Some of the Company's investments will be held in the form of securities that are not publicly traded. The fair value of securities and other investments that are not publicly traded may not be readily determinable. The Company will value these securities at fair value as determined in good faith by the Board of Directors. However, the Company may be required on a more frequent basis to value the securities at fair value as determined in good faith by the Board of Directors to the extent necessary to reflect significant events affecting the value of such securities. The Board of Directors may retain an independent valuation firm to aid it on a selective basis in making fair value determinations. The types of factors that may be considered in fair value pricing of an investment include the markets in which the portfolio company does business, comparison of the portfolio company to publicly traded companies, discounted cash flow of the portfolio company, and other relevant factors. Because such valuations, and particularly, valuations of private securities and private companies, are inherently uncertain, may fluctuate during short periods of time, and may be based on estimates, determinations of fair value may differ materially from the values that would have been used if a ready market for these securities existed. As a result, the Company may not be able to dispose of its holdings at a price equal to or greater than the determined fair value. Net asset value could be adversely affected if the determination regarding the fair value of Company investments is materially higher than the values ultimately realized upon the disposal of such securities.

                  The lack of liquidity in the Company's investments might prevent the Company from disposing of them at opportune times and prices, which may cause a loss and/or reduce a gain. The Company will frequently make investments in privately-held companies or thinly-traded public companies. Some of these securities will be subject to legal and other restrictions on resale or will otherwise be less liquid than publicly-traded securities of larger companies. The illiquidity of such investments may make it difficult to sell such investments at advantageous times and prices or in a timely manner. In addition, if the Company is required to liquidate all or a portion of its portfolio quickly, it may realize significantly less than the values recorded for such investments. The Company may also face other restrictions on its ability to liquidate an investment in a portfolio company to the extent that the Company has material non-public information regarding such portfolio company. If the Company is unable to sell its assets at opportune times, it might suffer a loss and/or reduce a gain. Restrictions on resale and limited liquidity are both factors the Board will consider in determining fair value of portfolio securities.

                  Investing in privately-held companies may be riskier than investing in publicly-traded companies due to the lack of available public information. The Company will frequently invest in privately-held companies which may be subject to higher risk than investments in publicly-traded companies. Generally, little public information exists about privately-held companies, and the Company will be required to rely on the ability of management to obtain adequate information to evaluate the potential risks and returns involved in investing in these companies. If the Company is unable to uncover all material information about these companies, it may not make a fully-informed investment decision, and it may lose some or all of the money it invests in these companies. These factors could subject the Company to greater risk than investments in publicly-traded companies and negatively affect investment returns.

                  The market values of publicly traded portfolio companies are likely to be extremely volatile. Even portfolio companies the shares of which are quoted for public trading will generally be thinly traded and subject to wide and sometimes precipitous swings in value.

                  Regulations governing operations of a business development company will affect the Company's ability to raise, and the way in which the Company raises additional capital. Under the provisions of the 1940 Act, the Company will be permitted, as a business development company, to issue senior securities only in amounts such that asset coverage, as defined in the 1940 Act, equals at least 200% after each issuance of senior securities. If the value of portfolio assets declines, the Company may be unable to satisfy this test. If that happens, the Company may be required to sell a portion of its investments and, depending on the nature of the Company's leverage, repay a portion of its indebtedness at a time when such sales may be disadvantageous and result in unfavorable prices.

                  Applicable law requires that once the Company elects to be a business development company, it may invest 70% of its assets only in privately-held U.S. companies, thinly-traded U.S. public companies, certain high-quality debt, and cash.

                  The Company is not generally able to issue and sell common stock at a price below net asset value per share. The Company may, however, sell common stock, or warrants, options or rights to acquire common stock, at prices below the current net asset value of the common stock if the Board of Directors determines that such sale is in the best interests of the Company and its stockholders approve such sale.

Item 2.  Financial Information.

                  Selected Financial Information

                  The Company has only recently been formed and has less than a single year of operating history. Reference is made to the Company's financial statements included elsewhere in this Registration Statement. The following selected information is taken from those financial statements:


                                    Period from August 16, 2004 (Inception Date)
                                                to January 31, 2005
                                   ---------------------------------------------

Net Sales                                        $  10,000
                                                 =========
Gross Profits(a)                                 $  10,000
                                                 =========
(Loss)(b)                                        $(184,430)
                                                 =========
Net Increase in Net Assets                       $ 825,154
                                                 =========
(Loss) Per Share(b)                              $   (0.04)
                                                 ---------
Net Increase in Net Assets Per Share             $    0.22
                                                 ---------

 ------------------------------------------------
(a) Sales less costs and expenses associated directly with or allocated to products or services rendered.
(b)  Before extraordinary items and cumulative effect of a change in accounting.



        Management's Discussion and Analysis of Results of Operations and Financial Condition.

For the period August 16, 2004 (Date of Inception) to January 31, 2005

                  The following discussion contains forward-looking statements. The words "anticipate," "believe," "expect," "plan," "intend," "estimate," "project," "will," "could," "may" and similar expressions are intended to identify forward-looking statements. Such statements reflect the Company's current views with respect to future events and financial performance and involve risks and uncertainties. Should one or more risks or uncertainties occur, or should underlying assumptions prove incorrect, actual results may vary materially and adversely from those anticipated, believed, expected, planned, intended, estimated, projected or otherwise indicated. Readers should not place undue reliance on these forward-looking statements.

                  The following discussion is qualified by reference to, and should be read in conjunction with the Company's financial statements and the notes thereto.

                  The Company's primary business is to invest in emerging growth companies. The Company intends to assist these companies in strategic and financial planning, in market strategies and to assist them in trying to achieve prudent and profitable growth. Management is devoting most of its efforts to general business planning, raising capital, and seeking appropriate investments.

                  The Company's primary investment objective is to increase its net assets by adding value to the portfolio companies and thus, to shareholder value. Management believes that the Company will be able to achieve these objectives by concentrating on investments in companies which are most likely to benefit from management's expertise in finance, strategic planning, operations, and technology.

                  The income that the Company derives from investments in portfolio companies consists of management fees, interest income, and appreciation (net of depreciation) in the values of portfolio companies. At the time of disposition, the value of these securities of portfolio companies will most likely make up most of the Company's revenues. Consequently, the Company's success or failure will depend on investing in companies which appreciate in value more than other companies in which the Company invests depreciate in value.

                  Pursuant to the requirements of the Investment Company Act of 1940, as amended, the Board of Directors is responsible for determining in good faith the fair value of the securities and assets held by the Company for which market quotations are not readily available. In making its determination, the Board of Directors may consider valuation appraisals provided by independent financial experts, although doing so does not relieve the Board of its obligations to determine fair value. With respect to private equity securities, each investment is valued using industry valuation benchmarks, and then the value may be assigned a discount reflecting the particular nature of the investment.

                  The Board of Directors bases its determination on, among other things, applicable quantitative and qualitative factors. These factors may include, but are not limited to, the type of securities, the nature of the business of the portfolio company, the marketability of the securities, the market price of unrestricted securities of the same issue (if any), comparative valuation of securities of publicly traded companies in the same or similar industries, current financial conditions and operating results of the portfolio company, sales and earnings growth of the portfolio company, operating revenues of the portfolio company, competitive conditions, and current and prospective conditions in the overall stock market.

                  Without a readily recognized market value, the estimated value of some portfolio securities may differ significantly from the values that would be placed on the portfolio if there existed a ready market for such equity securities.

                  The Company may retain a professional valuation consulting firm to provide it with valuations of the securities of portfolio companies. The Company expects to pay a professional fee each time such a valuation is provided.

                  Financial Condition

                  The Company's total assets were $1,257,784 and its net assets were $894,124 at January 31, 2005 compared to $1,612,144 and $1,131,657 respectively at October 31, 2004. Net assets decreased by $236,233 for the three months ended January 31, 2005, and net asset value per share decreased from $0.29 per share at October 31, 2004 to $0.22 per share at January 31, 2005.

                  The changes in total assets, net assets and net asset value per share during the three months ended January 31, 2005 were primarily attributable to an unrealized depreciation on investments of $379,000, mainly due to a decrease in the value of our investment in Gelstat Corporation.

                  The Company's financial condition is dependent on a number of factors including the ability to effectuate each portfolio company's strategies. The Company has invested a substantial portion of its assets in development stage or start-up companies. These private businesses are frequently thinly capitalized, unproven, small companies that may lack management depth, and may be dependent on new or commercially unproven technologies, and may have no operating history.

                  At January 31, 2005, $1,135,154 or 90.3% of the Company's assets consisted of investments, of which net unrealized gains before the income tax effect was $825,154. Deferred taxes have been estimated at approximately $327,800.

                  Because the portfolio companies tend to be at early stages of their business development, and because there are no markets for the securities of some portfolio companies, the Company does not expect to liquidate any of its investments in the near future.

                  The Company had less than $55,000 of cash at January 31, 2005. Consequently, payout of future operating expenses and cash with which to make investments will have to come from equity capital to be raised from additional investors. There is no assurance that the Company will be successful in raising such additional equity capital or if it can, that it can do so at a price that management believes to be appropriate. Under the Investment Company Act of 1940, as amended, the Company may not sell shares of common stock at less than its net asset value except in unusual circumstances.

                  Results of Operations

                  The Company's financial statements have been prepared in conformity with the United States generally accepted accounting principles. The information for the period ended January 31, 2005 has not been audited by the Company's independent certified public accountants. The information for the period ended October 31, 2004 has been audited by the Company's independent certified public accountants. On this basis, the principal measure of a Company's financial performance is the net increase in net assets. Net assets comprise (i) income from operations, (ii) net realized gain or loss on investment, which is the difference between the proceeds received from dispositions of portfolio securities and their stated cost, and (iii) increase (decrease) in unrealized appreciation on investments.

                  Company expenses include salaries and wages (but salaries did not accrue until November 15, 2004), professional fees, office expenses and supplies, rent, travel, and other normal business expenses. General and administrative costs include rent, depreciation, office, investor relations and other overhead costs.

                  For the period ending January 31, 2005, the Company had revenues for services in the amount of $10,000 and operating expenses of $194,430, the principal components of which were payroll of $104,500 and professional fees of approximately $46,000. This resulted in an operational loss of $184,430.

                  The Company had unrealized appreciation of $497,354, net of taxes for the period ending January 31, 2005

                  On January 31, 2005, the Company had a net operating loss carry-forward of approximately $184,000, which if not used, will expire in 2025.

                  Liquidity and Capital Resources

                  From inception, the Company has relied for liquidity on the infusion of capital through capital share transactions. At March 31, 2005 the Company had approximately $100,000 in cash and liquid assets which the Company expects to be sufficient to meet its operational requirements for the foreseeable future. However, at some point the Company will need to issue new shares of common stock to finance ongoing operating expenses and to be able to make additional investments.

                  The Company does not currently plan to dispose of any of its portfolio securities to meet operational needs. However, despite its plans, the Company may be forced to dispose of a portion of these securities if it ever becomes short of cash. Any such dispositions may have to be made at inopportune times.

                  Management believes that the Company will continue to be successful in its fund raising efforts and in attracting new portfolio companies because of expressions of interest received by the Company from attractive development stage companies seeking funding and because of the Company's success in raising funds through its 2004 exempt offering.

                  Critical Accounting Estimates

                  There were no material estimates or assumptions for this reporting period.

                  Controls and Procedures

                  As of the date this report is filed, an evaluation was performed under the supervision and with the participation of the Company's principal executive officer and financial officer of the effectiveness of the design and operation of the Company's disclosure controls and procedures (as such term is defined in Rules 13a-15(e) and 15d-15(e) under the Securities Exchange Act of 1934) as of the end of the period covered by this report. During the period covered by this report, management believes that the Company has implemented adequate controls and procedures.

                  Market Risk Disclosure

                  The Company's business activities contain elements of risk. The Company considers a principal type of market risk to be a valuation risk. All assets are valued at fair market value as determined in good faith by or under the direction of the Board of Directors.

                  Neither the Company's investments nor an investment in the Company is intended to constitute a balanced investment program. The Company will be subject to exposure in the public-market pricing and the risks inherent therein.

Item 3.  Properties

                  The Company leases approximate 1,200 square feet of office space at 2601 Annand Drive, Suite 16, Wilmington, Delaware from which it conducts operations. The lease expires on July 15, 2005, and annual rent for the space is $13,200.

Item 4.  Security Ownership of Certain Beneficial Owners and Management.

                  The following table sets forth, as of December 31, 2004, the number of shares and percentage of Company common stock beneficially owned by each person who is known by the Company to own beneficially five percent or more of the Company's outstanding common stock, each Company director, each Company executive officer, and all executive officers and directors of the Company as a group:




------------------------------------------ ------------------------------------ --------------------------------------
                  Name
            of Individual or                       Shares of Common Stock              Percentage of Common Stock
          Identity of Group(a)                     Beneficially Owned                    Beneficially Owned
------------------------------------------ ------------------------------------ --------------------------------------

------------------------------------------ ------------------------------------ --------------------------------------
Michael D. Queen                                              0 (b)                            0.0% (b)
------------------------------------------ ------------------------------------ --------------------------------------
Joseph Drennan                                          400,000                               10.0%
------------------------------------------ ------------------------------------ --------------------------------------
Jeff Muchow                                             100,000                                2.5%
------------------------------------------ ------------------------------------ --------------------------------------
Steven P. Pruitt, Jr.                                   100,000                                2.5%
------------------------------------------ ------------------------------------ --------------------------------------
Thomas M. Pickard, Sr.                                   50,000                                1.2%
------------------------------------------ ------------------------------------ --------------------------------------



                                       20


------------------------------------------ ------------------------------------ --------------------------------------
L&B Partnership                                         300,000                                7.5%
3128 New Castle Avenue
New Castle, DE 19720
------------------------------------------ ------------------------------------ --------------------------------------
William R. Colucci                                      250,000 (c)                            6.2%
------------------------------------------ ------------------------------------ --------------------------------------
McCrae Associates LLC                                   300,000                                7.5%
196 Fern Avenue
Litchfield, CT 06759
------------------------------------------ ------------------------------------ --------------------------------------
Liberator Holdings                                      200,000                                5.0%
155 Mansfield Road
Ashford, CT 06278
------------------------------------------ ------------------------------------ --------------------------------------
David M. Bovi                                           100,000 (c)                            2.5%
319 Climatis Street, #700
West Palm Beach, FL 33401
------------------------------------------ ------------------------------------ --------------------------------------
Zenith Holdings LLC                                     300,000                                7.5%
------------------------------------------ ------------------------------------ --------------------------------------
All directors and officers as a group (6                900,000 (b) (c)                       23.4%
persons)

------------------------------------------ ------------------------------------ --------------------------------------

(a) The address of each person in the table where no other address is specified is c/o Universal Capital Management, Inc., 2601 Annand Drive, Suite 16,
     Wilmington, DE 19809.

(b) Excludes 350,000 shares owned indirectly by Mr. Queen's wife (of which 300,000 shares are owned by Zenith Holdings LLC listed below) as to which he disclaims beneficial ownership.

(c)  Excludes 150,000 shares and 200,000 shares which Messrs.  Colucci and Bovi, respectively,  are expected to receive in the Merger, after which they will own 8.9% and 6.7 %,  respectively,  of the then  outstanding  shares of the
     Company.
     ---------------------------------------------------------------------------


     Item 5. Directors and Officers.

                  Michael D. Queen, President and Director

                  Mr. Queen, age 49, has been the President of the Company since 2004. Between 2003 and 2004, Mr. and Mrs. Queen owned and operated Dickenson Holdings, LLC, a firm providing consulting services to small businesses. Mr. Queen served as President and a director of Pennexx Foods, Inc. from 1999 to 2003. From 1997 to 1999 Mr. Queen was the Vice President of Sales, Marketing, and Business Analysis at Prizm Marketing Consultants of Blue Bell, Pennsylvania. Prizm Marketing provided market research, pricing modules, and distribution and advertising plans for business clients. From 1995 to 1997 Mr. Queen served as the President of Ocean King Enterprises, Inc. in Folcroft, Pennsylvania. Ocean King was a specialty seafood appetizer supplier to supermarkets.

                  William R. Colucci, Vice-President and Secretary

                  Mr. Colucci, age 65, has been, since 1999, an independent consultant who provides investment banking and business consulting services for emerging growth companies. From September 1997 to December 1999, Mr. Colucci served as a consultant with Harbor Town Management Group Inc., a privately held management firm that provided investment banking and business consulting services. From June 1996 to May 1997, Mr. Colucci served as Chief

Operating Officer and SEC Compliance Officer for Physicians' Laser Services, Inc. From April 1991 to May 1996, he served as a senior partner of Decision Dynamics, Inc., a private business and real estate consulting firm, where he provided clients such as Alcoa Properties, the Branigar Corporation, and Mobil Land Development Corporation with consulting services that included market and investment analysis, property positioning and economic payback analysis.

                  Joseph Drennan, Director, Vice-President and Treasurer

                  Mr. Drennan, age 60, has more than 30 years of experience in management, marketing and finance in the financial services and information technology industries. He has directed and implemented business turnarounds, crisis management and strategic planning for customers and clients ranging in size from $5 million in revenue to Fortune 100 companies in a variety of industries. Since 2001 Mr. Drennan has been a partner in an a co-founder of Mulberry Consulting Group, LLC. Mulberry provides business and management consulting services to small and mid-market companies in a variety of industries with emphasis on operational analysis, strategic and operational planning and implementation solutions and processes.

                  From 1996 to 2000 Mr. Drennan served as Vice President and corporate secretary for CoreTech Consulting Group, Inc., a leading Information Technology consulting firm. His responsibilities included planning, marketing, finance, legal and facilities management.

                  Mr. Drennan currently serves on the Board of Directors of United Bank of Philadelphia and serves on its Audit and Capital and Planning Committees. He is a past Chairman of the Board of St. Joseph's Prep, the Jesuit high school in Philadelphia.

                  Jeff Muchow, Director

                  Mr. Muchow, age 58, is a veteran of the food and agricultural processing industries. Since 2001 he has served as an independent consultant in business startups, mergers and turnaround situations for food processing enterprises. From 2000 to 2001, he served as President of Vertia, Inc., a supply chain company engaged in supply chain services for perishable food companies, and from 1999 to 2000 he served as Vice President - - Business Development of Working Machines, Inc. Mr. Muchow received his Master's Degree in Agricultural Economics from the University of Missouri in 1970 and an MBA from the University of Northern Colorado in 1976.

                  Steven P. Pruitt, Jr., Director

                  Mr. Pruitt, age 28, is DuPont's Internal Control Coordinator and is responsible for implementing Sarbanes-Oxley compliance procedures on a global basis. Mr. Pruitt also assists in the development and implementation of critical internal controls and business processes throughout the company. Prior to business school, Mr. Pruitt worked for five years with the DuPont company in their Internal Audit Group. As a Senior Auditor, he helped to lead and train business teams on assessing and improving their business models. He also spent a year overseas focusing on educating DuPont's joint ventures and subsidiaries on better business practices.

                  Mr. Pruitt recently graduated with an MBA degree from The University of North Carolina Kenan-Flagler Business School. IN addition to his Master's Degree, he holds a BS in Accounting Degree from the University of Delaware and passed the CPA exam in 1999.

                  Thomas M. Pickard, Sr., Director

                  Mr. Pickard, age 66, is the founder and owner of Alpha Equipment Company. Established in August, 2003 as a distributor for CO2 Blasting Machines selling, leasing, and renting in ME, NH, VT, and all states south to MD, WVA, and D.C. Alpha Equipment Company developed an air operated chiller/dryer for cooling and removing moisture from compressor airlines for which there is a patent pending. From 1995 to 2003, Mr. Pickard served in various sales capacities for Alpheus Cleaning Technologies of Rancho Cucamonga, CA.

Item 6.  Executive Compensation.

                  Messrs. Queen, Drennan, and Colucci began receiving salaries as of November 15, 2004 at the annual rates of $175,000, $125,000, and $125,000, respectively.

                  The summary compensation table required by Item 402 of Regulation S-K is omitted because the Company has not yet completed a full fiscal year of operations.

                  The Company does not currently have any stock option, pension plan, long-term incentive plan, or other compensation plan.

                  Directors are not compensated for their services as directors.

Item 7.  Certain Relationships and Related Transactions.

                  Mr. Colucci received 150,000 Company shares and Mr. Bovi received 200,000 Company shares at the Effective Time of the Merger in exchange for their share of BF Acquisition Group IV, Inc.

                  The following are the promoters of the Company and each made the respective contribution to the Company indicated next to his name below in exchange for the receipt of the number of shares of common stock set forth next to his name below upon formation of the Company:



                                                                                   Shares of Company Common
                              Cash Contribution          Other Contribution            Stock Received in
                                                                                           Exchange
                             ---------------------    --------------------------   --------------------------

       Michael D. Queen                -0-  (a)      100,000 shares of common                     0  (a)
                                                     stock of PSI-TEC and
                                                     1,000 shares of
                                                     Fundraising Direct, Inc.

       Joseph Drennan                 $400                                                  400,000

       William Colucci                $250                                                  250,000  (b)

       David Bovi                     $100                                                  100,000  (b)


------------------------

(a) Indirectly through entities she controls, Mr. Queen's wife contributed $350 to the Company and received 350,000 shares of Company common stock. Mr. Queen disclaims beneficial ownership of any such shares.

(b) Excludes 150,000 shares and 200,000 shares which Messrs. Colucci and Bovi, respectively, are expected to receive in the Merger in exchange for their shares of BF Acquisition Group IV, Inc.

         None of such  promoters  received  or will  receive  anything of value,
directly  or  indirectly,   from  the  Company   except  for  the   compensation
arrangements described in Item 6 or except as set forth above.

Item 8.  Legal Proceedings.

                  None.

Item 9. Market Price of and Dividends on the Registrant's Common Equity and Related Stockholder Matters.

         There is no established public trading market for the Company's securities. The approximate number of holders of the common stock of the Company is 51. The Company has not paid any cash dividends on or with respect to its common stock and does not currently expect to do so for the foreseeable future.

Item 10. Recent Sales of Unregistered Securities.




                                             Number of                                           Securities Act
                                            Shares Sold                     Consideration Paid     Exemption
 Securities Sold        Date(s) of Sale          (a)        Purchasers       per Share (b)        Claimed (c)
 ---------------        ---------------  ----------------   ----------           ---------        -----------

Common Stock,      August 16, 2004          3,300,000        Founders           $0.001              ss. 4(2)
Par Value $0.001
per share

Common Stock,      September 1, 2004          152,600       Seed Money          $ 0.50              ss. 4(2)
Par Value $0.001                                            Purchasers
per share

Common Stock,      October 1, 2004            300,000         Single             $1.00              ss. 4(2)
Par Value $0.001                                             Investor
per share

Common Stock       October 21, 2004           258,500      16 Investors  $0.50 - $1.00              ss. 4(2)
                   through
                   December 31, 2004
                                         ----------------
TOTAL                                       4,011,100
                                         ================

--------------------------
(a)  No underwriter or broker-dealer participated in the sale.
(b) All proceeds were used to invest in portfolio companies or to pay routine operating expenses.
(c) All sales, even if aggregated, comply with the safe harbor of Rule 506 promulgated under the Securities Act of 1933.


Item 11. Description of Registrant's Securities to be Registered.

         The authorized capital stock of the Company consists of 20,000,000 shares of Common Stock, $0.001 par value per share, each of which has the right to cast one vote on all matters presented to the stockholders. At December 31, 2004, 4,011,100 shares of Common Stock were issued and outstanding.

         Holders of the Common Stock are entitled to receive dividends when and as declared by the Company's Board of Directors out of funds legally available therefor. Any such dividends may be paid in cash, property or shares of Common Stock. The Company has never paid any dividends and does not anticipate doing so in the foreseeable future.

         Each holder of Common Stock is entitled to one vote per share on all matters, including the election of directors. Shareholders may not cumulate their votes for directors. The directors are elected each year. A majority of the shares entitled to vote, represented in person or by proxy, constitutes a quorum at a meeting of shareholders.

         Shares of the Common Stock have no preemptive or conversion rights, no redemption or sinking fund provisions and are not liable to further call or assessment. The outstanding shares of Common Stock are fully paid and non-assessable. Each share of the Common Stock is entitled to share ratably in any assets available for distribution to holders of its equity securities upon liquidation of the Company.

Item 12. Indemnification of Directors and Officers.

         Section 145(a) of the Delaware General Corporation Law describes the circumstances under which a business corporation incorporated in Delaware may or must indemnify its directors and officers and the circumstances under which it may not indemnify its officers and directors. This section provides that a business corporation may indemnify any director or officer against liabilities and expenses he or she may incur in connection with a threatened, pending or completed civil, criminal, administrative or investigative proceeding by reason of the fact he or she is or was a representative of the corporation or was serving at the request of the corporation as a representative of another enterprise, provided that the person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. Section 145(c) of the Delaware General Corporation Law provides that the Company must indemnify any director or officer against expenses he or she incurs in defending these actions if he or she is successful on the merits, or otherwise, in the defense of these actions.

         Moreover, under Section 7 of the Company's by-laws and Article SEVENTH of the Company's Certificate of Incorporation, the Company, is obligated to indemnify any director or officer, to the fullest extent permitted under
Delaware law. More particularly, each person who was or is a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative proceeding by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Company to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than such law permitted the Company to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by such person in connection therewith, and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in Paragraph B of Article SEVENTH, the Company shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Company. The right to indemnification conferred in Article SEVENTH is a contract right and shall include the right to be paid by the Company the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the Delaware General Corporation Law requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Company of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under Article SEVENTH or otherwise. The Company may, by action of its Board of Directors, provide indemnification to employees and agents of the Company with the same scope and effect as the foregoing indemnification of directors and officers.

         Article SIXTH of the Company's Certificate of Incorporation provides that no director shall be personally liable to the Company or its stockholders. A director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is hereafter amended to authorize the further elimination or limitation of the liability of directors, then the liability of the directors of the Company, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended Delaware General Corporation Law. Any repeal or modification of this paragraph by the stockholders of the Company shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Company at the time of such repeal or modification.

         Notwithstanding the foregoing, Section 17(i) of the 1940 Act provides, in relevant part, as follows:

                        . . . no  contract or  agreement  under which any person
                  undertakes to act as investment adviser of, or principal underwriter for, a registered investment company [or business development company] shall contain any provision which protects or purports to protect such person against any liability to such company or its security holders to which he would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence, in the performance of his duties, or by reason of his reckless disregard of his obligations and duties under such contract or agreement.

Item 13. Financial Statements and Supplementary Data.

                          Independent Auditors' Report


To the Shareholders and Board of Directors
Universal Capital Management, Inc.

We have audited the accompanying statement of assets and liabilities of Universal Capital Management, Inc., including the schedule of investments, as of October 31, 2004, and the related statements of operations, changes in net assets and cash flows, and the financial highlights (contained in Note 6 to the financial statements) for the period then ended. These financial statements and financial highlights are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audit.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of Universal Capital Management, Inc. as of October 31, 2004, the results of its operations, its cash flows, changes in net assets and financial highlights for the period then ended, in conformity with accounting principles generally accepted in the United States.

/s/ COGEN SKLAR LLP

Bala Cynwyd, Pennsylvania
January 7, 2005



                       UNIVERSAL CAPITAL MANAGEMENT, INC.
                       STATEMENT OF ASSETS AND LIABILITIES
                                OCTOBER 31, 2004



ASSETS

       Investment in securities, at fair value (cost $310,000)                         $1,514,196
       Cash and cash equivalents                                                           39,568
       Accounts receivables - affiliates                                                   47,829
       Property and equipment - net                                                         9,451
       Rent deposit                                                                         1,100
                                                                                       ----------

TOTAL ASSETS                                                                            1,612,144
                                                                                       ----------

LIABILITIES

       Accounts payable and accrued expenses                                               10,487
                                                                                       ----------
       Deferred income taxes                                                              470,000
                                                                                       ----------

TOTAL LIABILITIES                                                                         480,487
                                                                                       ----------

       NET ASSETS                                                                      $1,131,657
                                                                                       ==========


       ANALYSIS OF NET ASSETS

       Net capital paid in on shares of capital stock                                  $  419,600
       Distributable earnings                                                             712,057
                                                                                       ----------

Net assets (equivalent to $0.29 per share based on 3,844,600 shares
of capital stock outstanding)                                                          $1,131,657
                                                                                       ==========




   The accompanying notes are an integral part of these financial statements.

                       UNIVERSAL CAPITAL MANAGEMENT, INC.
                             SCHEDULE OF INVESTMENTS
                                OCTOBER 31, 2004




    Common Stocks - 100%              Number of Shares         Fair Value
---------------------------------   -------------------     ----------------

Fundraising Direct, Inc.                     3,000              $    5,000

Gelstat Corporation                        150,000                 960,000

Neptune Industries, Inc.                   285,714                 108,571

PSI-TEC Holdings, Inc.                     587,500                 440,625
                                                            ----------------

Total (aggregate cost $310,000)                                 $1,514,196
                                                            ================








   The accompanying notes are an integral part of these financial statements.

                       UNIVERSAL CAPITAL MANAGEMENT, INC.
                             STATEMENT OF OPERATIONS
               FOR THE PERIOD AUGUST 16, 2004 (DATE OF INCEPTION)
                               TO OCTOBER 31, 2004



INCOME
       Management services                               $    10,000
                                                         -----------

EXPENSES
       Bank charges                                               55
       Depreciation                                              350
       Dues and subscriptions                                    250
       Licenses and permits                                       19
       Office expenses and supplies                            8,524
       Postage and delivery                                      236
       Professional fees                                      13,905
       Rent                                                    5,020
       Telephone                                               1,157
       Travel and entertainment                                2,001
       Utilities                                                 622
                                                         -----------
                                                              32,139
                                                         -----------

LOSS FROM OPERATIONS                                         (22,139)

NET INCREASE IN UNREALIZED APPRECIATION ON INVESTMENTS     1,204,196

INCOME TAXES - DEFERRED                                     (470,000)
                                                         -----------

NET INCREASE IN NET ASSETS RESULTING FROM OPERATIONS     $   712,057
                                                         ===========





   The accompanying notes are an integral part of these financial statements.

                       UNIVERSAL CAPITAL MANAGEMENT, INC.
                       STATEMENT OF CHANGES IN NET ASSETS
               FOR THE PERIOD AUGUST 16, 2004 (DATE OF INCEPTION)
                               TO OCTOBER 31, 2004



INCREASE (DECREASE) IN NET ASSETS FROM OPERATIONS

       Loss from operations                                   $   (22,139)
       Unrealized appreciation on investments, net of taxes       734,196
                                                              -----------

NET INCREASE IN NET ASSETS RESULTING FROM OPERATIONS              712,057

CAPITAL SHARE TRANSACTIONS                                        419,600
                                                              -----------

TOTAL INCREASE                                                  1,131,657

NET ASSETS, BEGINNING OF PERIOD                                      --
                                                              -----------

NET ASSETS, END OF PERIOD                                     $ 1,131,657
                                                              ===========






   The accompanying notes are an integral part of these financial statements.

                       UNIVERSAL CAPITAL MANAGEMENT, INC.
                             STATEMENT OF CASH FLOWS
               FOR THE PERIOD AUGUST 16, 2004 (DATE OF INCEPTION)
                               TO OCTOBER 31, 2004



CASH FLOWS FROM OPERATING ACTIVITIES
       Net increase in net assets resulting from operations       $   712,057
       Adjustment to reconcile net increase in net assets
       from operations to net cash used in operating activities
       Purchase of investment securities                             (300,000)
       Investment securities received in exchange for                 (10,000)
       management services
       Depreciation expense                                               350
       Net increase in unrealized appreciation on investments      (1,204,196)
       Deferred income taxes                                          470,000
       Net changes in Affiliate receivables                           (47,829)
       Accounts payable and accrued expenses                           10,487
                                                                  -----------

       Net cash used in operating activities                         (369,131)
                                                                  -----------

CASH FLOWS FROM INVESTING ACTIVITIES
       Purchase of property and equipment                              (9,801)
       Lease deposit                                                   (1,100)
                                                                  -----------

       Net cash used in investing activities                          (10,901)
                                                                  -----------

CASH FLOWS FROM FINANCING ACTIVITIES
       Proceeds from issuance of common stock                         419,600
                                                                  -----------

NET INCREASE IN CASH                                                   39,568

CASH - BEGINNING OF PERIOD                                               --
                                                                  -----------

CASH - END OF PERIOD                                              $    39,568
                                                                  ===========





   The accompanying notes are an integral part of these financial statements.

                       UNIVERSAL CAPITAL MANAGEMENT, INC.
                          NOTES TO FINANCIAL STATEMENTS
                                OCTOBER 31, 2004



NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business
------------------

Universal Capital Management, Inc., (the "Company"), is a closed-end, non-diversified management investment company that expects to elect to be treated as a business development company under the Investment Company Act of 1940. The Company was formed on August 16, 2004. The Company is primarily engaged in the business of furnishing capital and making available managerial assistance to companies that do not have ready access to capital through conventional channels. The Company refers to companies in which it invests as "portfolio companies."

The Company's fiscal year ends on April 30.

Security Valuations
-------------------

Investments in securities traded on a national securities exchange (or reported on the NASDAQ national market) are stated at the last reported sales price on the day of valuation; other securities traded in the over-the-counter market and listed securities for which no sale was reported on that date are stated at the last quoted bid price (such as OTC BB, Pink Sheets, etc.). Restricted securities and other securities (small, privately-held companies) for which quotations are not readily available are valued at fair value as determined by the board of directors.

Investment securities are exposed to various risks, such as overall market volatility. Due to the level of risk associated with certain investment securities, it is reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect the amounts reported in the statement of assets and liabilities.

Use of Estimates
----------------

The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent asset and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from the estimates.

Cash and Equivalents
--------------------

For purposes of the statements of cash flows, the Company considers all investment instruments purchased with maturity of three months or less to be cash and cash equivalents.

Property and Equipment
----------------------

Property and equipment are stated at cost, net of accumulated depreciation. For financial accounting purposes, depreciation is generally computed by the straight-line method over the following useful lives:

         Furniture and fixtures             5 to 7 years
         Computer and office equipment      3 to 7 years

Income Taxes
------------

Deferred tax assets and liabilities are computed annually for differences between the financial statement and tax basis of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Deferred income taxes arise principally from the recognition of unrealized gains or losses from appreciation or depreciation in investment value for financial statement purposes, while for income tax purposes, gains or losses are only recognized when realized (disposition). When unrealized gains and losses result in a net unrealized loss, provision is made for a deferred tax asset. When unrealized gains and losses result in a net unrealized gain, provision is made for a deferred tax liability. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets or liabilities.

Advertising Costs
-----------------

Advertising and business promotion costs are charged to operations when incurred.

Concentrations of Credit Risk
-----------------------------

Financial instruments which potentially subject the Company to concentrations of credit risk consist of cash and cash equivalents. At times, the Company's balances with financial institutions may exceed the insured amount under the Federal Deposit Insurance Corporation.

NOTE 2 - INCOME TAXES

Presently, the Company, as an investment company organized as a corporation, is taxable as a corporation.

Deferred income taxes reflect the net effect of unrealized gains on investments and an operating loss carryforward. There are no other significant temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amount used for income tax purposes.

The components of the deferred assets (liabilities) are as follows:

Unrealized gains                   $(479,000)
Net operating loss                     9,000
                                   ---------

                                   $(470,000)
                                   =========

On October 31, 2004, the Company had a net operating loss carryforward of approximately $22,000 which if not used will expire in 2024.

NOTE 3 - RECEIVABLE FROM AFFILIATE

BF Acquisition Group IV, Inc., related to the Company by common shareholders and management personnel, received and deposited funds for subscribers of the Universal Capital Management, Inc. common stock and disbursed funds to advance and/or invest in qualified companies for investment management purposes transacted through the bank account of BF Acquisition Group IV, Inc. as a temporary intermediary prior to the incorporation of Universal Capital Management, Inc. Accordingly, all activities attributable to Universal Capital Management, Inc. are reflected as a net receivable due from BF Acquisition Group IV, Inc. of $47,829.

NOTE 4 - CAPITAL SHARE TRANSACTIONS

As of October 31, 2004, 20,000,000 shares of $0.001 par value stock were authorized.

During the period ended October 31, 2004, 3,844,600 shares were issued for $419,600.

NOTE 5 - SUBSEQUENT EVENTS

On November 10, 2004, the Company entered into an Agreement and Plan of Merger (the "Merger Agreement") with William R. Colucci and David M. Bovi (principal shareholders of the Company) and BF Acquisition Group IV, Inc. The Merger Agreement provides that at the effective time, BF Acquisition Group IV, Inc. will merge with and into Universal Capital Management, Inc., and Universal Capital Management, Inc. shall be the surviving corporation.

At the effective time, each shareholder of the company will receive one half share of voting common stock of Universal Capital Management, Inc. in exchange for each share of the BF Acquisition Group IV, Inc.'s stock held by such shareholder.

During November and December 2004, the Company raised capital of $166,500 through the issuance of 166,500 shares of its common stock.

NOTE 6 - FINANCIAL HIGHLIGHTS

Per Share Operating Performance                         $       --
  Net asset value, beginning of period
                                                        -----------

  Loss from operations                                       (0.01)
  Unrealized appreciation on investment, net of taxes         0.19
                                                        -----------
                                                              0.18
  Add capital share transactions                              0.11
                                                        -----------

Net asset value, end of period                          $     0.29
                                                        ===========

Total Return (not annualized)                                  180%

Average Net Assets as a percentage of
    expenses (annualized)                                      9.4%
Management income (annualized)                                 4.2%

                       UNIVERSAL CAPITAL MANAGEMENT, INC.
                        (A BUSINESS DEVELOPMENT COMPANY)
                       STATEMENT OF ASSETS AND LIABILITIES
                                JANUARY 31, 2005

ASSETS
         Investment in securities, at fair value (cost: $310,000)   $1,135,154
         Cash and cash equivalents                                      53,144
         Accounts receivables - affiliates                              58,129
         Prepaid expenses
         Property and Equipment, net                                    10,257
         Rent deposit                                                    1,100
                                                                    ----------
TOTAL ASSETS                                                         1,257,784
                                                                    ----------

LIABILITIES
         Accounts payable and accrued expenses                          35,860
         Payroll liabilities
         Deferred income taxes                                         327,800
                                                                    ----------
TOTAL LIABILITIES                                                      363,660
                                                                    ----------
NET ASSETS                                                          $  894,124
                                                                    ==========

ANALYSIS OF NET ASSETS:
         Net capital paid in on shares of capital stock             $  581,200
         Distributable earnings                                        312,924
                                                                    ----------
Net assets (equivalents to $0.22 per share based on 4,011,100
         shares of capital stock outstanding)                       $  894,124
                                                                    ==========

                       UNIVERSAL CAPITAL MANAGEMENT, INC.
                        (A BUSINESS DEVELOPMENT COMPANY)
                             SCHEDULE OF INVESTMENTS
                                JANUARY 31, 2005


  Common Stocks - 100%                  Number of Shares          Fair Value
----------------------------------     -------------------    ------------------

FundraisingDirect.com                          5,000           $      8,333

Gelstat Corporation                          150,000                600,000

Neptune Industries, Inc.                     285,714                 68,571

PSI-TEC Corporation                          587,500                458,250

                                                              ------------------

Total (aggregate cost $310,000)                                $  1,135,154
                                                               ============

                       UNIVERSAL CAPITAL MANAGEMENT, INC.
                        (A BUSINESS DEVELOPMENT COMPANY)
                             STATEMENT OF OPERATIONS
               FOR THE PERIOD AUGUST 16, 2004 (DATE OF INCEPTION)
                               TO JANUARY 31, 2005


INCOME
         Management services                             $  10,000

EXPENSES
         Auto and transportation
         Bank charges                                           55
         Depreciation                                          743
         Dues and subscriptions                                285
         Fees and commission                                 1,833
         Insurance                                           8,239
         Licenses and permits                                  240
         Office expenses and supplies                        4,958
         Payroll                                           104,500
         Payroll taxes                                       8,333
         Postage, delivery and shipping                      3,698
         Professional fees                                  45,971
         Rent                                                8,845
         Telephone                                           1,647
         Travel and entertainment                            4,104
         Utilities                                             979
                                                         ---------
                                                           194,430
                                                         ---------
LOSS FROM OPERATIONS                                      (184,430)
NET INCREASE IN UNREALIZED APPRECIATION ON INVESTMENTS     825,154
INCOME TAXES - DEFERRED                                   (327,800)
                                                         ---------
NET INCREASE IN NET ASSETS RESULTING FROM OPERATIONS     $ 312,924
                                                         =========

                       UNIVERSAL CAPITAL MANAGEMENT, INC.
                       STATEMENT OF CHANGES IN NET ASSETS
               FOR THE PERIOD AUGUST 16, 2004 (DATE OF INCEPTION)
                               TO JANUARY 31, 2005



INCREASE IN NET ASSETS FROM OPERATIONS
         Loss from operations                                   $(184,430)
         Unrealized appreciation on investments, net of taxes     497,354
                                                                ---------

NET INCREASE IN NET ASSETS RESULTING FROM OPERATIONS              312,924

CAPITAL SHARE TRANSACTIONS                                        581,200
                                                                ---------

TOTAL INCREASE                                                    894,124

NET ASSETS, BEGINNING OF PERIOD                                      --
                                                                ---------

NET ASSETS, END OF PERIOD                                       $ 894,124
                                                                =========



                       UNIVERSAL CAPITAL MANAGEMENT, INC.
                             STATEMENT OF CASH FLOWS
               FOR THE PERIOD AUGUST 16, 2004 (DATE OF INCEPTION)
                               TO JANUARY 31, 2005



CASH FLOWS FROM OPERATING ACTIVITIES
         Net increase in net assets resulting from operations                 $ 312,924
         Adjustments to reconcile net increase in net assets from
                  operations to net cash used in operating activities
                  Purchase of investment securities                            (300,000)
         Investment securities received in exchange for management services     (10,000)
         Depreciation expense                                                       743
         Net increase in unrealized appreciation on investments                (825,154)
         Deferred income taxes                                                  327,800
         Net changes in Affiliate receivables                                   (58,129)
         Net changes in Accounts payable and accrued expenses                    35,860
                                                                              ---------
Net cash used in operating activities                                          (515,956)
                                                                              ---------
CASH FLOWS FROM INVESTING ACTIVITIES
         Purchase of property and equipment                                     (11,000)
         Lease deposit                                                           (1,100)
                                                                              ---------
         Net cash used in investing activities                                  (12,100)
                                                                              ---------
CASH FLOWS FROM FINANCING ACTIVITIES
         Proceeds from issuance of common stock                                 581,200
                                                                              ---------
NET INCREASE IN CASH                                                             53,144
CASH, BEGINNING OF PERIOD                                                          --
                                                                              ---------
CASH, END OF PERIOD                                                           $  53,144
                                                                              =========

                       UNIVERSAL CAPITAL MANAGEMENT, INC.
                          NOTES TO FINANCIAL STATEMENTS
                                JANUARY 31, 2005
                                   (UNAUDITED)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         Nature of Business

         Universal Capital Management, Inc. (the "Company") is a newly organized, closed-end, non-diversified management investment company that has elected to be treated as a business development company under the Investment Company Act of 1940. The Company is primarily engaged in the business of furnishing capital and making available managerial assistance to companies that do not have ready access to capital through conventional channels. The Company refers to companies in which it invests as "portfolio companies."

         The Company's fiscal year ends on April 30.

         Security Valuations

         Investments in securities traded on a national securities exchange (or reported on the NASDAQ national market) are stated at the last reported sales price on the day of valuation; other securities traded in the over-the-counter market and listed securities for which no sale was reported on that date are stated at the last quoted bid price (such as OTC BB, Pink Sheets, etc.). Restricted securities and other securities (small, privately-held companies) for which quotations are not readily available are valued at fair value as determined by the board of directors.

         Investment securities are exposed to various risks, such as overall market volatility. Due to the level of risk associated with certain investments securities, it is reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect the amounts reported in the statement of assets and liabilities.

         Use of Estimates

         The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent asset and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

         Cash and Equivalents

         For purposes of the statements of cash flows, the Company considers all investment instruments purchased with maturity of three months or less to be cash and cash equivalents.

         Property and Equipment

         Property  and  equipment  are  stated  at  cost,   net  of  accumulated
depreciation. For financial accounting purposes, depreciation is generally computed by the straight-line method over the following useful lives:

        Furniture and fixtures                       5 to 7 years
        Computer and office equipment                3 to 7 years

         Income Taxes

         Deferred tax assets and liabilities are computed annually for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Deferred income taxes arise principally from the recognition of unrealized gains or losses from appreciation in investment value for financial statement purposes, while for income tax purposes, gains or losses are only recognized when realized (disposition). When unrealized gains and losses result in a net unrealized loss, provision is made for a deferred tax asset. When unrealized gains and losses result in a net unrealized gain, provision is made for a deferred tax liability. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets or liabilities.

         Advertising Costs

         Advertising and business promotion costs are charged to operations when incurred.

         Concentrations of Credit Risk

         Financial instruments which potentially subject the Company to concentrations of credit risk consist of cash and cash equivalents. At times, the Company's balances with these institutions may exceed the insured amount under the Federal Deposit Insurance Corporation.

NOTE 2 - INCOME TAXES

         The Company, as an investment company organized as a corporation, is taxable as a corporation.

         Statement of Financial Accounting Standards No. 109 (SFAS 109) requires that deferred income taxes reflect the tax consequences on future years of differences between the tax basis of assets and liabilities and their financial reporting amounts.

         Deferred income taxes reflect the net affect of unrealized gains on investments. There are no other significant temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amount used for income tax purposes.

Item 14. Changes in and Disagreements With Accountants on Accounting and Financial Disclosure.

                  None.

Item 15. Financial Statements and Exhibits.

                  Financial Statements

                  Balance Sheet at October 31, 2004 and related Statements of Operation, Changes in Net Assets, Cash Flows, and financial highlights (contained in Note 6 to the financial statements) for the period from August 16, 2004 (date of inception) to October 31, 2004.

                  Balance Sheet at January 31, 2005 and related Statements of Operations, Changes in Net Assets, and Cash Flows for the period from August 16, 2004 (date of inception) to January 31, 2005.

                  Exhibits   (incorporated   by  reference   to  the   Company's
                  Registration Statement on Form 10 filed January 21, 2005)


                  2.1 Agreement and Plan of Merger dated November 10, 2004 by and among the Company, BF Acquisition Group IV, Inc., William R. Colucci, and David M. Bovi

                  3.1      Certificate of Incorporation

                  3.2      By-Laws

                  11.1 Statement re: computation of per share change in net assets

                                   SIGNATURES

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement amendment to be signed on its behalf by the undersigned, thereunto duly authorized.


                                        Universal Capital Management, Inc.






                                              /s/ Michael D. Queen
Date:  May 22, 2005                     By:   ---------------------------
                                              Michael D. Queen, President